Filed Pursuant to Rule 433

Registration Nos. 333-172621 and 333-172621-01

May 2, 2012

PRICING TERM SHEET

GlaxoSmithKline Capital plc

           0.750% Notes due 2015

           1.500% Notes due 2017

           2.850% Notes due 2022

Fully and unconditionally guaranteed by

GlaxoSmithKline plc

Issuer:	GlaxoSmithKline Capital plc

Guarantor:	GlaxoSmithKline plc

0.750% Notes due 2015:

Principal Amount:	$1,000,000,000

Maturity Date:	May 8, 2015

Coupon:	0.750% per annum

Interest Payment Dates:	Semi-annually on May 8 and November 8, commencing November 8, 2012

Day Count Fraction:	30/360

Price to Public:	99.746%

Gross Proceeds to Issuer:	$997,460,000

Underwriting Discount and Commissions:	0.250%

Net Proceeds to Issuer:	$994,960,000

Benchmark Treasury:	0.375% due April 15, 2015

Benchmark Treasury Price and Yield:	99-31 / 0.386%

Spread to Benchmark Treasury:	+ 45 bp

Yield to Maturity:	0.836%

Make-Whole Call:	Treasury Rate (as defined in the Prospectus Supplement) plus 10 bp

CUSIP:	377373 AB1

ISIN:	US377373AB16

1.500% Notes due 2017:

Principal Amount:	$2,000,000,000

Maturity Date:	May 8, 2017

Coupon:	1.500% per annum

Interest Payment Dates:	Semi-annually on May 8 and November 8, commencing November 8, 2012

Day Count Fraction:	30/360

Price to Public:	99.641%

Gross Proceeds to Issuer:	$1,992,820,000

Underwriting Discount and Commissions:	0.350%

Net Proceeds to Issuer:	$1,985,820,000

Benchmark Treasury:	0.875% due April 30, 2017

Benchmark Treasury Price and Yield:	100-7 3/4 / 0.825%

Spread to Benchmark Treasury:	+ 75 bp

Yield to Maturity:	1.575%

Make-Whole Call:	Treasury Rate (as defined in the Prospectus Supplement) plus 12.5 bp

CUSIP:	377373 AC9

ISIN:	US377373AC98

2.850% Notes due 2022:

Principal Amount:	$2,000,000,000

Maturity Date:	May 8, 2022

Coupon:	2.850% per annum

Interest Payment Dates:	Semi-annually on May 8 and November 8, commencing November 8, 2012

Day Count Fraction:	30/360

Price to Public:	99.320%

Gross Proceeds to Issuer:	$1,986,400,000

Underwriting Discount and Commissions:	0.450%

Net Proceeds to Issuer:	$1,977,400,000

Benchmark Treasury:	2.000% due February 15, 2022

Benchmark Treasury Price and Yield:	100-20 / 1.929%

Spread to Benchmark Treasury:	+ 100 bp

Yield to Maturity:	2.929%

Make-Whole Call:	Treasury Rate (as defined in the Prospectus Supplement) plus 15 bp

CUSIP:	377373 AD7

ISIN:	US377373AD71

Common Terms:

Trade Date:	May 2, 2012

Expected Settlement Date:	May 9, 2012 (T+5)

Business Day:	New York and London

Listing:	New York Stock Exchange

Denominations:	$2,000 x $1,000

Anticipated Ratings:	A1 by Moody’s Investors Service, Inc. A+ by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC

Co-Managers:	Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., Mizuho Securities USA Inc., RBS Securities Inc. and UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com, Citigroup Global Markets Inc. toll free at 1-877-858-5407, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll free at 1-800-718-1649.

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